Exhibit 99.1

Antero Midstream Announces Fourth Quarter 2024 Return of Capital and Earnings Release Date and Conference Call

Denver, Colorado, January 14, 2025—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced that the Board of Directors of Antero Midstream declared a cash dividend of $0.225 per share for the fourth quarter of 2024. The Company also repurchased approximately 1.9 million shares during the fourth quarter. In addition, Antero Midstream announced plans to issue its fourth quarter 2024 earnings on Wednesday, February 12, 2025 after the close of trading on the New York Stock Exchange.

Fourth Quarter 2024 Return of Capital

The Board of Directors of Antero Midstream declared a cash dividend of $0.225 per share for the fourth quarter of 2024, or $0.90 per share on an annualized basis. The dividend will be payable on February 12, 2025 to stockholders of record as of January 29, 2025. This represents the 41st consecutive quarterly dividend or distribution paid since Antero Midstream Partners LP’s initial public offering in November 2014. In addition, during the fourth quarter of 2024, Antero Midstream repurchased approximately 1.9 million shares for approximately $28.7 million. Antero Midstream had approximately $471 million of remaining share repurchase capacity under its $500 million authorized share repurchase program as of December 31, 2024.

Fourth Quarter 2024 Earnings Release Date and Conference Call

Antero Midstream plans to issue its fourth quarter 2024 earnings on Wednesday, February 12, 2025 after the close of trading on the New York Stock Exchange. A conference call is scheduled on Thursday, February 13, 2025 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, February 20, 2025 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750393. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, February 20, 2025 at 10:00 am MT.

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.